File No. 70-8283




               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                POST-EFFECTIVE AMENDMENT NO. 4 TO

                            FORM U-1

             APPLICATION-DECLARATION WITH RESPECT TO
       PARTICIPATION BY EUA ENERGY INVESTMENT CORPORATION
               IN A JOINT VENTURE TO COMMERCIALIZE
     AN ENERGY RELATED COMPUTER SOFTWARE AND HARDWARE SYSTEM

                              UNDER

         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

           EUA ENERGY INVESTMENT CORPORATION ("EEIC")
           P.O. Box 2333, Boston, Massachusetts 02107

            (Name of companies filing this statement and address of principal executive office)

                  EASTERN UTILITIES ASSOCIATES

             (Name of top registered holding company
                parent of applicant or declarant)

               CLIFFORD J. HEBERT, JR., TREASURER
                  EASTERN UTILITIES ASSOCIATES
           P.O. Box 2333, Boston, Massachusetts 02107

             (Name and address of agent for service)

        The Commission is requested to mail signed copies of all orders, notices and communications to:

                    ARTHUR I. ANDERSON, P.C.
                     McDermott, Will & Emery
                         75 State Street
                   Boston, Massachusetts 02109

     This Post-Effective Amendment No. 4 to the Application-Declaration on Form U-1 dated October 6, 1993, as previously amended by Amendment No. 1 dated October 20, 1993, Amendment No. 2 dated November 5, 1993, Amendment No. 3 dated December 8, 1993, Amendment No. 4 dated January 19, 1994, Amendment No. 5 dated January 21, 1994, Post-Effective Amendment No. 1 dated December 21, 1994, Post-Effective Amendment No. 2 dated January 27, 1995 and Post-Effective Amendment No. 3 dated February 27, 1995, hereby amends said Application-Declaration as follows:

1.   The following new Paragraph J is hereby added to Part III of
Item 1:

     I. Request for Authorization to Charge Interest Rates Greater than the Applicant's Effective Cost of Capital on Additional Loans and/or Advances to TransCapacity L.P. Pursuant to Rules 45(b)(4) and 52(b) and (d) promulgated under the Act, and without further Commission approval, EEIC may fund its subsidiary, TransCapacity L.P., directly or through its wholly owned subsidiary, EUA TransCapacity, Inc., by making any of the following, without limitation: capital contributions, open account advances without interest and/or loans bearing interest at EEIC's effective cost of capital. See Release No. 35-26312 (June 20, 1995). By vote dated October 16, 1995, EEIC's board of directors authorized EEIC (1) from time to time through December 31, 1997 to make additional loans and/or advances to TransCapacity L.P. in an aggregate total amount not to exceed $3,000,000 (the "Additional Loans and/or Advances") in order to fund TransCapacity L.P.'s increased working capital needs, such Additional Loans and/or Advances to be made at EEIC's effective cost of capital, and (2) to request Commission authorization to increase the interest rates to be charged by EEIC on the Additional Loans and/or Advances to interest rates up to (a) the prime rate published from time to time by the First National Bank of Boston or other similar financial institutions ("Prime") plus 6%, with respect to any Additional Loans and/or Advances made prior to the Conversion Date (as such term is defined in this Application), and (b) Prime plus 2%, with respect to any Additional Loans and/or Advances made on or after the Conversion Date. EEIC hereby requests authorization to make Additional Loans and/or Advances, directly or through EUA TransCapacity, Inc., upon such terms.

2. Item 2 is hereby amended by adding the following paragraph and table entry:

     The Applicant estimates that it has incurred the following additional fees and expenses in connection with its request hereunder to charge interest rates in excess of its effective cost of capital on the Additional Loans and/or Advances to TransCapacity L.P.:

          Legal fees                    $3,500


3. Item 3 is hereby amended by adding the following paragraph and table entry:

     The Applicant considers the following rules promulgated under the Act to be applicable to its request hereunder to charge specified interest rates in excess of its effective cost of capital on the Additional Loans and/or Advances to TransCapacity
L.P.:

Additional Loans and/or Advances        Rules 45(b)(4) and 52(b)
by EEIC to TransCapacity L.P.           and (d).
at specified interest rates
greater than EEIC's effective
cost of capital.


4. Item 6 is hereby amended by adding the following new exhibit:

          Exhibit H-2              Proposed Form of Notice



                            SIGNATURE

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned Applicant has duly caused this statement to be signed on its behalf by the undersigned duly authorized individual.


                              EUA ENERGY INVESTMENT CORPORATION



                              By:  /s/ Clifford J. Hebert, Jr.
                                   Clifford J.  Hebert, Jr.
                                   Treasurer


Date:  December 13, 1995